EXHIBIT 99.1

Disciplined Strategy Improves First Horizon Second Quarter Earnings to $43 Million

MEMPHIS, Tenn., July 15, 2011 (GLOBE NEWSWIRE) -- Continued success in gaining business, managing credit, improving processes and controlling expenses yielded second quarter earnings of $43 million, or $0.16 per share, for First Horizon National Corp. (NYSE:FHN). The company delivered solid performance in its core businesses of regional banking through First Tennessee and capital markets through FTN Financial, improved credit quality, maintained strong capital ratios and improved productivity and efficiency throughout the company.

"As the economy continues to recover there are many things we can control, and that's where our employees are focused: winning more business from our current and new customers, investing in technology, improving processes, controlling expenses and providing outstanding customer service," said Bryan Jordan, First Horizon's CEO. "We are building First Horizon for long-term success and to create strong returns for our shareholders."

Financial results

  Net income available to common shareholders improved 6 percent to $43 million in the second quarter compared to first quarter's $40 million.
  Diluted earnings per share also improved -- to $0.16 in the second quarter -- compared to first quarter's $0.15 and $0.01 a year ago.
Key Performance Ratios & Other Data				2Q11 Change vs.
(Shares in thousands)/(Unaudited)	2Q11	1Q11	2Q10	1Q11	2Q10
Diluted EPS	$0.16	$0.15	$0.01	7%	NM
Diluted shares	262,756	265,556	240,968	(1)%	9%
Period-end shares outstanding	263,699	263,335	236,840	*	11%
Return on average assets (annualized)	0.74%	0.71%	0.32%
Return on average common equity (annualized)	7.16%	6.82%	0.49%
Net interest margin (a)	3.20%	3.22%	3.19%
Efficiency ratio (b)	85.48%	85.29%	79.19%
Full time equivalent employees	4,950	5,159	5,531	(4)%	(11)%
NM - Not meaningful
* Amount is less than one percent.
(a) Net interest margin is computed using total net interest income adjusted for fully taxable equivalent ("FTE"). Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Noninterest expense divided by total revenue excluding securities gains/(losses).

Core business strength

  Regional bank pre-tax income was $73 million, up 13 percent from the first quarter. Revenues increased 2 percent, and the provision credit was $13.7 million compared to first quarter's provision credit of $12.4 million. Compared to last quarter the bank saw period-end loans up 3 percent, deposits up 3 percent, net interest income up 1 percent and fees up 2 percent.
  Capital markets, which remains a strong contributor to fee income for First Horizon, saw pre-tax income of $17 million, a decline from $22 million in the first quarter, as fixed income average daily revenue declined from $1.3 million to $1.1 million as business levels continue to normalize. Lower variable compensation drove expenses down 9 percent.
  The corporate segment had a pre-tax loss of $27 million compared to first quarter's loss of $8 million. This quarter's results included $16.6 million of restructuring, repositioning and efficiency expenses compared to $3.1 million last quarter. Second quarter also includes $3.4 million of interest income from a tax refund, while first quarter's results included a $5.8 million debt gain from the redemption of TRUPs and a $3.3 million reversal of a Visa contingent liability.
  In the non-strategic segment expenses declined 15 percent from the first quarter as mortgage repurchase expenses declined 34 percent.
Income Statement Highlights				2Q11 Change vs.
(Thousands)/(Unaudited)	2Q11	1Q11	2Q10	1Q11	2Q10
Net interest income	$172,860	$172,755	$182,064	*	(5)%
Noninterest income	188,771	196,744	243,862	(4)%	(23)%
Securities gains/(losses), net	1	798	75	NM	NM
Total revenue	361,632	370,297	426,001	(2)%	(15)%
Noninterest expense	309,126	315,146	337,311	(2)%	(8)%
Provision for loan losses	1,000	1,000	70,000	*	(99)%
Income/(loss) before income taxes	51,506	54,151	18,690	(5)%	NM
Provision/(benefit) for income taxes	9,888	12,108	(1,659)	(18)%	NM
Income/(loss) from continuing operations	41,618	42,043	20,349	(1)%	NM
Income/(loss) from discontinued operations, net of tax	3,788	960	129	NM	NM
Net income/(loss)	45,406	43,003	20,478	6%	NM
Net income attributable to noncontrolling interest	2,844	2,844	2,844	*	*
Net income/(loss) attributable to controlling interest	42,562	40,159	17,634	6%	NM
Preferred stock dividends	--	--	14,938	NM	NM
Net income/(loss) available to common shareholders	$42,562	$40,159	$ 2,696	6%	NM
NM - Not meaningful
* Amount is less than one percent.

Continued improvement in credit quality

  Credit quality continued to improve as both non-performing assets and net loan charge-offs declined from the first quarter and year over year. The provision remained unchanged at $1 million for the quarter, and the reserve-to-loan ratio remained strong at 3.26 percent.
Asset Quality Highlights				2Q11 Change vs.
(Dollars in Thousands)/(Unaudited)	2Q11	1Q11	2Q10	1Q11	2Q10
Allowance for loan losses	$524,091	$589,128	$781,269	(11)%	(33)%
Allowance / period-end loans	3.26%	3.69%	4.55%
Net charge-offs	$66,037	$76,671	$132,791	(14)%	(50)%
Net charge-offs (annualized) / average loans	1.67%	1.93%	3.11%
Non-performing assets (NPA)	$747,860	$818,969	$899,802	(9)%	(17)%
NPA % (a)	4.09%	4.55%	4.92%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Expenses

  Expenses declined 2 percent from the first quarter.
  First Horizon remains focused on enhancing productivity and improving its efficiency ratio while continuing to deliver superior products and service to customers. The company is implementing more than $100 million in annual cost savings and is wrapping up work started in 2009 on $100 million in technology and systems investments that will improve customers' experiences and reduce costs.
Balance Sheet Highlights & Capital Ratios				2Q11 Change vs.
(Period-End, Dollars in Thousands)/(Unaudited)	2Q11	1Q11	2Q10	1Q11	2Q10
Total loans, net of unearned income	$16,061,646	$15,972,372	$17,154,050	1%	(6)%
Total deposits	15,896,027	15,350,967	15,201,816	4%	5%
Total assets	25,039,936	24,438,344	26,254,226	2%	(5)%
Total liabilities	22,335,984	21,798,287	22,966,993	2%	(3)%
Total equity	2,703,952	2,640,057	3,287,233	2%	(18)%
Book value per common share	$9.13	$8.90	$9.23
Tangible book value per common share (a)	$8.51	$8.21	$8.39
Tangible common equity/tangible assets (a)	9.02%	8.91%	7.63%
Tier 1 capital ratio (b)	14.53%	14.26%	16.80%
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets, tangible book value per common share and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP RECONCILIATION
Quarterly, Unaudited

(Period End, Dollars in Thousands)	2Q11	1Q11	2Q10
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,703,952	$2,640,057	$3,287,233
Less: Preferred stock capital surplus - CPP	--	--	806,856
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,408,787	2,344,892	2,185,212
Less: Intangible assets (GAAP) (b)	164,067	183,625	197,825
(C) Tangible common equity (Non-GAAP)	$2,244,720	$2,161,267	$1,987,387

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$25,039,936	$24,438,344	$26,254,226
Less: Intangible assets (GAAP) (b)	164,067	183,625	197,825
(E) Tangible assets (Non-GAAP)	$24,875,869	$24,254,719	$26,056,401

Period-end Shares Outstanding
(F) Period-end shares outstanding	263,699	263,335	236,840

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	9.02%	8.91%	7.63%
(A)/(D) Total equity to total assets (GAAP)	10.80%	10.80%	12.52%
(C)/(F) Tangible book value per common share (Non-GAAP)	$8.51	$8.21	$8.39
(B)/(F) Book value per common share (GAAP)	$9.13	$8.90	$9.23

Net interest income adjusted for impact of FTE (Non-GAAP)
Total Consolidated
Net interest income (GAAP)	$172,860	$172,755	$182,064
Fully taxable equivalent ("FTE") adjustment	1,497	1,386	528
Net interest income adjusted for impact of FTE (Non-GAAP)	$174,357	$174,141	$182,592
(a) Included in total equity on the consolidated condensed balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

Conference Call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by a slide presentation, and the financial supplement and slide presentation are available in the events and presentations section of http://ir.fhnc.com. Callers wishing to participate may call toll-free starting at 8:15 a.m. Central Time by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 79932371.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon Central Time today until 11:59 p.m. July 22. To listen to the replay, callers should dial 800-642-1687 or 706-645-9291. The passcode is 79932371. The event also will be archived and available by midnight tonight in the events and presentations section of http://ir.fhnc.com.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 5,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through almost 180 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

FHN-G

CONTACT: Jack Bradley
         Media Relations
         (901)523-4813

         Aarti Bowman
         Investor Relations
         (901)523-4017